EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 10th day of December (the “Effective Date”) by and among NYC MAGS, INC., a New York corporation (the “Company”), Michael Jacobson, an individual who has been appointed by IB3 NETWORKS, INC.’s (“IB3”) board of directors to serve as the President of NYC Mags, Inc. and MadisonAvenueMagazine.com, the Company herein after  (“Executive”) and IB3.  The Company, Executive and IB3 are collectively referred to herein as the “Parties.”  In consideration of the mutual terms and conditions stated herein, the sufficiency of which is hereby acknowledged, the Company, Executive and IB3 agree as follows:

1.           Employment

a.           The Company agrees to continue to employ Executive, and Executive agrees to continue in the employment of the Company, serving as the Company’s President.  In that position, Executive shall render to the Company such administrative and management services as are customarily performed by persons situated in a similar executive position, and also perform such other duties and serve in such other positions as the Company reasonably directs from time to time.  Executive shall devote Executive’s appropriate business time attention, skill, and energy to the business of the Company, shall use Executive’s best efforts to promote the success of the Company’s business, and shall cooperate fully in the advancement of the best interests of the Company.  Executive may undertake outside employment, consultant ship or independent contracting work, if it does not conflict with responsibilities of his position at the company.

2.           Compensation and Benefits

a.           Compensation and Benefits based upon MadisonAvenueMatch.com Website.  Executive shall be entitled to the following compensation if the website MadisonAvenueMatch.com (the “Website”) satisfies the following criteria:

(i)
Completion of Website.  If the Website is completed (“Completion of the Website” as hereinafter defined) within 180 days from the Effective Date of this Agreement then upon Completion of the Website, IB3 shall issue to the Executive One Hundred Fifty Thousand (150,000) shares of IB3 common stock within 10  business days as directed by Executive. Completion of the Website is defined as the Website 1) being accessible via the Internet, 2) being able to process customer requests to become members of the Website and 3) providing its members the ability to contact other members and 4) being able to process payment for membership on the Website.  IB3 will use its best efforts and resources, including but not limited to financial, to assist Executive to build the Website.

(ii)
If MadisonAvenueMatch.com website generates One Thousand (1,000) or more Paying Members (as hereinafter defined) upon the first to occur of 1) One Hundred Twenty (120) days from the Completion of the Website or 2)  Three Hundred (300) days from the Effective Date of this Agreement, then IB3 shall issue an additional Fifty Thousand (50,000) shares of IB3 common stock to the Executive.  Paying Member is defined as an individual who has paid the Company any monetary amount  in order to have access to the Website.

(iii)
If, within Three Hundred Sixty Five (365) days of the Effective Date of this Agreement, MadisonAvenueMatch.com website generates Six Thousand (6,000) or more Paying Members, then IB3 shall issue an additional Ten Thousand (10,000) shares of IB3 common stock to the Executive.  Thereafter, for each additional Five Thousand (5,000) individuals (in excess of the initial Six Thousand (6,000) Paying Members)  who become Paying Members within Three Hundred Sixty Five (365) days of the Effective Date of this Agreement, IB3 shall issue an additional Ten Thousand (10,000) shares of IB3 common stock to the Executive.  Notwithstanding the prior two sentences, IB3 shall not issue more than One hundred thousand (100,000) shares of common stock to the Executive pursuant to the provisions of this Section 2(a)(iii).

b.           Compensation and Benefits based upon Gross Revenue.  If the Website’s Gross Revenue (as hereinafter defined) equals or exceeds One Million Dollars ($1,000,000) within Three Hundred Sixty Five (365) days from the Effective Date of this Agreement, then IB3 shall issue an additional One Hundred Fifty Thousand (150,000) shares of IB3 common stock to the Executive for every One Million Dollars ($1,000,000) of Gross Revenue produced by the Website in the first Three Hundred Sixty Five (365) days from the Effective Date of this Agreement.  Notwithstanding the prior sentence, IB3 shall not issue more than Seven Hundred Fifty Thousand (750,000) shares to the Executive pursuant to the provisions of this Section 2(b).  Gross Revenue is defined as all income received by the Website for the sales of its good and services.

c.           Bonus Compensation based on Gross Revenue.  Within fifteen (15) days after the Company’s second and fourth fiscal quarters after the Effective Date, and each subsequent second and forth quarter thereafter, the Company shall pay to the Executive a cash bonus equal to Two percent (2%) of the Website’s (MadisonAvenueMatch.com) Gross Revenues for the just completed and prior fiscal quarter,.

d.           Sale of the Company.  If IB3 Networks, Inc. sells the subsidiary NYC , Inc/ MadisonAvenueMatch.com while Executive is serving as its President or other position to a third party or larger online dating site the Executive will receive Ten percent (10%) of the NET proceeds paid to IB3 Networks, Inc. upon closing. If Executive secures interested party to purchase MadisonAvenueMatch.com IB3 Networks, Inc. will compensate Executive Fifteen percent (15%) of the NET proceeds paid to IB3 Networks, Inc.,

e.           Stock Options Compensation.  IB3 shall issue the following stock options to the Executive:

(i)
At the Exercise Time (as hereinafter defined), for the purchase price of Fifty cents ($0.50) per share of IB3 common stock, the Executive shall have the option to purchase an amount of shares of common stock of IB3 equal to One percent (1%) of IB3’s shares of common stock outstanding at the Exercise Time.    The Exercise Time is defined as One (1) year from the Effective Date of this Agreement. If the Executive’s employment Agreement is terminated, as defined in Section 3. Termination, prior to the Exercise Time, then the Executive shall  have no right to purchase shares of stock pursuant to this Section 2(d)(i).

(ii)
In the event that Two Million Dollars ($2,000,000) is an amount that equals or exceeds Fifteen percent (15%) of the Company’s earnings before interest, expense, taxes, depreciation and amortization based on an independent audit (“EBITDA”) an any point in time during  the first Seven Hundred Thirty (730) days from the Effective Date of this Agreement, then , the Executive, for the purchase price of Fifty cents ($0.50) per share of IB3 common stock, shall have the option to purchase an amount of shares of common stock of IB3 equal to One percent (1%) of IB3’s shares of common stock outstanding at such time as the Company’s EBIIDA equals or exceeds Two Million Dollars ($2,000,000). In the event of a reverse stock split, recapitalization, or issuance of additional shares, the purchase price per share shall be adjusted, pro-rata to the total aggregate number of shares, as appropriate.  If the Executive or the Company has terminated the Executive’s employment with the Company prior to the Exercise Time, then the Executive shall not have the right to purchase shares of stock pursuant to this Section 2(d)(i).

f.           Monthly Compensation.  The monthly compensation of the Executive shall be as follows:

(i)
Compensation for Months One to Three.  Subject to Section 2(e)(v), Executive shall receive a cash salary of Five Thousand Dollars ($5,000) per month for the first, second and third month after the Effective Date.

(ii)
Compensation for Months Four to Eight.  Subject to Section 2(e)(v), Executive shall receive a cash salary of Eight Thousand Dollars ($8,000) per month for the fourth, fifth, sixth, seventh and eighth month after the Effective Date.

(iii)
Compensation for Months Nine to Twelve.  Subject to Section 2(e)(v), Executive shall receive a cash salary of Ten Thousand Dollars ($10,000) per month for the ninth, tenth, eleventh and twelfth month after the Effective Date.

(iv)	Compensation for all months after the Twelfth Month. After the Twelfth month from the Effective Date, the Executive shall receive a cash salary of Ten Thousand Dollars ($10,000) per month.

(v)
Notwithstanding the provisions of Section 2(e)(i)-(iii), if IB3 fails to place at least One Million dollars ($1,000,000) of Securities (as hereinafter defined) in the Private Placement (as hereinafter defined), then the Executive shall not receive payment in cash but shall instead receive an amount of shares of IB3 common stock equal to the cash payment Executive was slated to receive pursuant to Section 2(e)(i), (ii) or (iii), respectively.  The value of a share of stock shall be the average closing price of a share of stock of the Company for the last ten (10) business days of the calendar month for which the compensation is being paid.  If the Executive is issued stock pursuant to this Section 2(e)(v), then if the shares of stock have not been registered, then IB3 shall register such shares in an S-8 registration statement. Within five business days of issuing shares to executive.

g.           Success Fee. IB3 is conducting a private placement of up to Five Million Dollars ($5,000,000) of any capital stock (common, preferred, preference or otherwise) or other equity or ownership interest in IB3 (the “Private Placement”) and any securities, warrants, options or other rights to acquire any such capital stock or other equity or ownership interest (the "Securities").  If, collectively, 1) the Executive and 2) any Purchaser(s) (“Purchasers” is defined for this section only as an acquaintance or contact generated by Executive without any assistance of the Company) who purchased the Securities in IB3 as a result of the Purchaser’s relationship with the Executive, purchase at least One Million Dollars ($1,000,000) of Securities in the Private Placement, then IB3 shall pay to Executive a fee ("Success Fee") in an amount equal to Ten percent (10%) of the gross proceeds raised by IB3 for each sale of the Securities to 1) the Executive or 2) any Purchaser who purchased the Securities in IB3 as a result of the Purchaser’s relationship with the Executive.  The Success Fee shall, at the option of the Executive, be payable in (i) cash; (ii) shares of common stock of IB3 in an amount equal to the Success Fee; the value of common stock of IB3 shall be the average closing price of common stock of IB3 for the ten (10) business days prior to the Closing date; or (iii) a combination of cash and shares of the common stock of IB3.  In the event that the Executive utilizes the services of a broker dealer or third party to raise any portion of funds, IB3 agrees to compensate the broker dealer or third party separately.

h.           Compensation for Business Expenses.  Reasonable expenses incurred by Executive to travel between New York City and IB3’s headquarters in Ohio, including all airfare, airport transfers, accommodations, and food will be paid for by IB3.  The executive will need to provide receipts of expenses and reimburse the company for shortfall or expenses without receipts.  Any travel is subject to pre-approval by IB3.  The Executive will incur normal business expenses in the course of doing business, which will be pre-approved by the Company.  A monthly stipend, to be determined by the Company, will be allotted the Executive.  Expenses such as, but not limited to, taxis to and from appointments, cell phone charges, and parking expenses should Executive use his personal or rental car to attend appointments.  The Executive will need to provide receipts of expenses and reimburse the company for shortfall or expenses without receipts.  IB3 will provide the Executive, within a reasonable time frame, business cards and budget for Executive to produce mockup advertisement creative, full color boards for presentations, and sales materials for MadisonAvenueMatch.com to be used at PPM presentations.  The amount of the budget for expenses discussed in this section is to be determined by IB3 and Company after consultation with Executive, and shall not be unreasonably withheld.

i.           Board Membership. IB3 offers Executive upon execution of this Employment Agreement, in which executive has ninety days, to accept or reject as his sole discretion the appointment as a board member of IB3.

j.           Annual Review.  One (1) year from the Effective Date, the Company shall review the Executive’s compensation, and both parties (IB3 and Executive) will not unreasonably withhold an extension of this employment agreement.

3.           Termination of Employment

Notwithstanding anything to the contrary contained in this Agreement, the Executive or Ib3 shall have right to terminate this Agreement, without cost or penalty to receiving party for Cause (“Cause” is defined using objective standards defined by the best business practices in the industry and geographical area Executive works) by providing the other party a written Thirty (30) day notice of breach or default, and the party receiving such notice will be afforded Sixty (60) days from receipt of said notice to correct such default.  If default is not corrected or cured both parties agree this will be reviewed through mediation with a mutually agreed upon mediator in the State of Ohio, and both parties will accept the findings and resolution.  Except as otherwise expressly provided in this Agreement or required by law, the Company’s obligations under this Agreement will automatically terminate upon the termination of Executive’s employment with the Company and Executive will have no obligation or duty to further serve the Company in any capacity, nor will the Company be under any obligation to make any further payments or provide any further benefits to Executive except as expressly provided for hereunder or otherwise by applicable law.  The Company and/or IB3 shall remain liable for any payments/debt accrued, but not yet paid.

This Agreement may be terminated by either party without cause if IB3. discontinues its business as it is now conducted, or becomes bankrupt, insolvent, is in receivership, or assignee in bankruptcy under federal or state law.

4.           Termination Payments

Upon termination of Executive’s employment, Executive will resign all positions of any kind held with the Company and its affiliates.  If the Company terminated the Executive, the Company will be obligated to provide Executive only a prorated amount of the salary due him pursuant to Section 2(e) through the date of termination; and if, upon the date of termination, a performance condition provided for in Sections 2(a)-(d) and (f) has been satisfied, then the Executive shall be due the compensation or stock provided for in such particular section for satisfying the condition; however, if, upon the date of termination, the Executive has not satisfied a performance condition provided for in Sections 2(a)-(d) and (f), then the Executive shall not receive any compensation 1) for any unsatisfied condition in Section 2(a)-(d) and (f) and 2) for any performance condition provided for in Sections 2(a)-(d) and (f) if such condition should  be satisfied after the termination of the Executive’s employment with the Company.  If the Executive terminates his employment with the Company, then the Executive shall not be entitled to any compensation otherwise due him under Section 2 of this Agreement.

5.           Miscellaneous

a.           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of (i) the Company and its successors and assigns and (ii) Executive and Executive’s heirs and personal representatives.  This Agreement is not assignable by Executive.

b.           Stock Matters.  Executive may transfer shares of common stock of IB3 received as part of this Agreement or any other Agreement, furnished by IB3, to any third party.  Both Parties agree that the common stock issued to Executive will be restricted shares, subject to SEC Rule 144 for One (1) year, effective upon issuance by IB3 or Company.  Upon the satisfaction of any of the terms or conditions contained in this Agreement whereby Executive becomes entitled to receive shares of IB3, Company and/or IB3 shall duly issue said shares to Executive within Ten (10) business days.

c.           Notices.  All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered via telecopy, overnight delivery, or prepaid certified or registered U.S. Mail, return receipt requested, to the following addresses or to such other address as either Party any designate by like notice:

If to IB3, to: IB3 Networks, Inc., c/o Eric V. Schmidt, 10 South High Street, Canal Winchester, Ohio 43110;

If to the Company, to:                                                      NYC MAGS, c/o Michael Jacobson, 217 Broadway, Suite 412, New York, NY 10007, with copies to The Law Office of Jeffrey D. Katz, P.C., 4733 Bethesda, MD 20814; and

If to Executive, to: Michael Jacobson, 217 Broadway, Suite 412, New York, NY 10007, with copies to The Law Office of Jeffrey D. Katz, P.C., 4733 Bethesda, MD 20814

d.           Entire Agreement; Modification.  This Agreement contains the entire agreement of the Parties about the subjects in it, and it replaces all prior contemporaneous oral or written agreements, understandings, statements, representations and promises by either Party.  No supplement, modification, or amendment to this Agreement will be effective and binding unless the same is contained in writing accepted and duly executed by the Parties.

e.           Paragraph Headings.  The paragraph headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

f.           Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

g.           Governing Law.  This Agreement will, except to the extent that federal law will be deemed to apply, be governed by and construed and enforced in accordance with the laws of Ohio.

h.           Jurisdiction and Venue in Judicial Proceedings.  Any judicial action arising under this Agreement or otherwise in connection with Executive’s employment hereunder, and not otherwise prohibited by this Agreement, will be instituted only in state and/or federal courts located in Ohio.  The Parties hereby expressly consent to the jurisdiction of and waive any objection to venue in such courts.  The Parties hereby expressly agree that in any judicial action arising under this Agreement or otherwise in connection with Executive’s employment hereunder, the substantially prevailing party shall be entitled to receive its attorney’s fees.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first hereinabove written.

IB3 Networks, Inc.

By:	/s/ Eric V. Schmidt
Name:	Eric V. Schmidt
Title:	CEO

NYC MAGS, INC.

By:	/s/ Michael Jacobson
Name:	Michael Jacobson
Title:	CEO

/s/ Michael Jacobson
By:	Michael Jacobson, an individual